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                                                                    EXHIBIT 99.1

                             HILLENBRAND INDUSTRIES

                             FINANCIAL NEWS RELEASE


                   HILLENBRAND EXPECTS THIRD QUARTER EARNINGS
                            BELOW ANALYSTS' ESTIMATES

BATESVILLE, INDIANA, AUGUST 9, 1999 - Hillenbrand Industries Inc. (NYSE:HB) announced today that it expects earnings per share from continuing operations in the third quarter ending August 28, 1999 to be below First Call consensus estimates of $0.64 per share and the Company no longer expects record earnings for the year.

The Company expects there will be two components to the shortfall: (1) earnings from continuing operations are expected to be between $0.25 to $0.30 per share below First Call consensus estimates, and (2) an unanticipated Medicare determination that could impact earnings from continuing operations by $0.0 to $0.09 per share in the third quarter. In total, earnings from continuing operations are expected to be between $0.25 to $0.39 per share lower than First Call estimates.

The largest part of the shortfall is from continuing operations at its Hill-Rom subsidiary where significantly lower than anticipated sales and orders of acute care capital products and fewer than expected rentals of long-term care therapy products are adversely impacting the third quarter. To a lesser degree, the Batesville Casket Company (BCC) is experiencing lower than anticipated sales as a result of a lower death rate this summer. However, BCC continues to perform significantly better than last year.

In contrast to the second quarter earnings shortfall which was primarily cost driven, the unexpected shortfall in the third quarter is primarily revenue-driven. Resolution of the second quarter issues is on track. The Company is reviewing the causes for reduced third quarter health care orders and believes that the decline is a result of increasing market uncertainty related to:

* mounting cuts in Medicare funding mandated by the Balanced Budget Act of 1997 (BBA);

* order delays and cancellations caused by reduced earnings and cash flow of health care providers; and

*   customers reallocating capital expenditures to address Y2K concerns.

In light of the reduced volume, the Company will take the following actions to increase the profitability of its businesses:

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*   review the Company's cost structure;

*   continue to invest in new products and businesses; and

* rely on its ongoing continuous improvement process to increase efficiencies in all its operations.

Hillenbrand President and Chief Executive Officer Gus Hillenbrand said, "I am disappointed that our earnings will not meet expectations. We are concerned about the sudden, unanticipated softness in acute care sales and are developing action plans to raise our profitability in this uncertain market. While we anticipated a downturn in our long-term care rental business and had adjusted our 1999 plan accordingly, therapy units in use have not rebounded as we had expected this quarter. Despite these issues, year-to-date health care capital sales are above last year's and we continue to maintain our leadership position."

Hillenbrand continued, "We have recently installed a new president and CEO, chief financial officer, and vice president of human resources at Hill-Rom and they and the entire Hill-Rom management team have begun to focus on reducing our overall costs to enhance profitability."

The recent Medicare determination made by the Statistical Analysis Durable Medical Equipment Regional Carrier (SADMERC) to recode some of Hill-Rom's rental products would result in reduced reimbursement rates. While this decision is currently under review by the Health Care Financing Administration (HCFA), the Company does not know when a final decision by HCFA will be made. If the Company is unsuccessful in its appeal, annualized earnings per share could be adversely impacted by up to $0.20 per share. In addition, the Company could recognize an additional non-recurring charge of up to $0.10 per share to revalue related assets at the end of the third quarter.

The Company plans to continue its stock repurchase program and has remaining authorization to repurchase 3.6 million shares. It has been an active repurchaser of its stock, buying back 2.3 million shares in the past 20 months.

Hillenbrand, headquartered in Batesville, Indiana, is a publicly traded holding Company for three major wholly owned businesses serving the funeral services and health care industries. All three businesses have headquarters in Batesville, Indiana. The company's Funeral Services Group consists of : Batesville Casket Company, the leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes; and Forethought Financial Services, the leading provider of insurance and trust-based financial products and services for pre-planning funeral services.

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Hillenbrand's Health Care Group consists of the Hill-Rom Company, a recognized leader in the worldwide health care community providing sales, rentals, service and support for products including beds, therapy surfaces, stretchers, infant warmers, incubators, furniture, communication systems, surgical columns, medical gas management systems, modular headwalls, lighting systems and operating room equipment.

Disclosure Regarding Forward-Looking Statements: Certain statements made in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the Company's future plans, objectives and expected performance. Specifically, statements in this release that are not historical facts, including statements accompanied by words such as "believe," "expect," "anticipate," "estimate," "intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide-range of risks, and, there is no assurance that actual results may not differ materially. Important factors that could cause actual results to differ include but are not limited to: differences in anticipated and actual product introduction dates, the ultimate success of those products in the marketplace, continuation of production scheduling issues, changes in Medicare reimbursement trends, the success of cost control and restructuring efforts, the success of Year 2000 (Y2K) remediation efforts, and the integration of acquisitions among other things.


CONTACTS: Financial Analysts and Investors: Mark R. Lanning, Vice President and Treasurer, 812-934-7256; or, News Media: Christopher P. Feeney, Director, Corporate Communications, 812-934-8197, both of Hillenbrand Industries. www.hillenbrand.com